UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2005

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

1840 Coral Way, Suite 101, Miami, Florida 33145

(Address of principal executive offices) (Zip code)

(305) 858-9480

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

Effective January 27, 2005, the Board of Directors of Rica Foods, Inc. (the “Company”) appointed Pedro Dobles as Chief Executive Officer of the Company following the resignation of Calixto Chaves effective January 26, 2005.

Mr. Dobles, age 52, has been serving as the Vice President of Pipasa, S.A., the Company’s wholly owned operating subsidiary since January 2004. Mr. Dobles has not entered into an employment agreement with the Company or Pipasa.

From October 1995 until July 2003, Mr. Dobles served as the General Director of Florida Ice and Farm (Cervecceria Costa Rica), a brewery company in Costa Rica publicly traded on the Costa Rican Stock Exchange. His responsibilities as General Director included overseeing all of the company’s operations. Prior to becoming the General Director of Florida Ice and Farm, from 1976 until July 2003, Mr. Dobles served in a variety of positions with Florida Ice and Farm, including Finance Director, General Controller and Vice-General Director. Mr. Dobles has also served as a member of the Board of Directors of Grupo SAMA, S.A. from August 2003 until the present. See Item 13 of the Company’s Form 10-K for the year ended September 30, 2004 for a discussion of transactions between the Company and SAMA during the 2004 fiscal year. Mr. Dobles received his Bachelor’s Degree in Industrial Engineering from the University of Houston and his Masters in Business Administration from Instituto Centroamericano de Administracion de Empresas. Mr. Dobles also attended complementary strategic marketing management seminars at Harvard Business School in June 1993 and business strategy seminars at Columbia University in 1991. Mr. Dobles is fluent in English and Spanish.

The Company is not aware of any arrangements or understandings between Mr. Dobles and any other person(s) pursuant to which he was selected as an officer nor is the Company aware of any family relationships between Mr. Dobles and any director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2005

RICA FOODS, INC.

By:	/s/ Gina Sequeira
Name:	Gina Sequeira
Title:	Chief Financial Officer